CERTIFICATE OF AMENDMENT TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                                PMC-SIERRA, INC.



     PMC-Sierra, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:


     1. The name of the Corporation is PMC-Sierra, Inc. The Corporation was originally incorporated under the same name, and original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 2, 1997.

     2. Article I of the Certificate of Incorporation of the Corporation shall be amended and restated in its entirety to read as follows:

     "The  name  of  this   corporation  is  Delaware   PMC-Sierra,   Inc.  (the
"Corporation")."

     3. This Amendment of the Corporation's Certificate of Incorporation has been duly adopted by the Corporation's board of directors in accordance with
Section 242 of the General Corporation Law of the State of Delaware, and by the holders of each class of outstanding stock entitled to vote thereon by written consent given in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed by Glenn C. Jones, its Senior Vice President of Finance and Chief Financial Officer, on this 12th day of June, 1997.



           PMC-SIERRA, INC.


           By:/s/ Glenn C. Jones
              ------------------------------------------------------------
              Glenn C. Jones,
              Senior Vice President of Finance and Chief Executive Officer